Bastion Fiduciary, LLC
Code of Ethics
December 15, 2024

This Code of Ethics (“Code”) has been prepared for the sole and exclusive use by Bastion Fiduciary, LLC. All information contained herein is confidential and proprietary and may not be disclosed to anyone or otherwise shared or disseminated in any way, except as required by law, without the prior written permission of the Chief Compliance Officer designated in the Manual. The information contained herein is for informational purposes only and is not intended and should not be considered to be legal advice on any subject matter.

TABLE OF CONTENTS
Introduction    3
Responsibility of the CCO    4
Personal Trading Policy    5
Reporting Requirements    10
Excetions from Reporting Requirements    10
Professional Duties to Our Clients    14
Standards of Conduct    15
Whistleblower Policy    18
Reporting Violations and Sanctions    20
Disciplinary Actions    21
Conflicts of Interest    22
Glossary    26

INTRODUCTION

This Code of Ethics provides standards that apply to investment advisor representatives and employees of Bastion Fiduciary, LLC (“Adviser” or “Bastion”). This Code of Ethics will be provided to any client or prospective client upon request.

Bastion recognizes that no single policy or governance statement can address all potential scenarios whereby Access Persons (defined later in this Code) are challenged to comport themselves in an appropriate manner. To this end, the provisions of the Code are not all- inclusive. Rather, they are intended as a guide for Access Persons in their conduct. Access Persons are urged to seek the advice of the CCO for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Access Person may be uncertain as to the intent or purpose of the Code. Access Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment and/or association with Bastion.

RESPONSIBILITY OF THE CCO

Throughout this document, the term Chief Compliance Officer (“CCO”) is understood to mean the CCO or designated representative, as the CCO may delegate the performance of certain compliance responsibilities to other individuals at the firm, or a third-party compliance consultant.

The CCO will be responsible for detecting and preventing insider trading abuses. Such measures will consist of:

●Creating, modifying, and supervising the policies of the Adviser concerning insider trading
●Communicating the insider trading policies to employees upon hiring
●Reviewing employee confirmations and statements for potential insider trading violations and noting evidence of such review
●Answering employee questions regarding insider trading
●Conducting a review of all major compliance policies on or about 45 days of an advisor joining the firm.

Accordingly, Access Persons must be cognizant of any client who may be a “control person” (e.g., officer, director, or 10 percent shareholder) of any publicly traded company. If an Access Person believes that he/she or a client possesses insider information, the Access Person should immediately contact the CCO before taking any action.

PERSONAL TRADING POLICY
Bastion Fiduciary has adopted the following principles to govern personal investment activities by Access Persons:

•Access Persons will adhere to the highest standards of ethical conduct;
•The interests of clients will always be placed above the interests of Bastion and its Access Persons;
•Appropriate investment opportunities must be considered for and/or offered to clients first before Bastion or any Access Person may act on them;
•All personal securities transactions will be conducted in such a manner as to avoid or mitigate any actual or potential conflict of interest and so as to avoid any abuse of an individual’s position of trust and responsibility;
•Access Persons should not take inappropriate advantage of their positions;
•Access Persons will not engage in any transaction that would be in violation of any governing agreement; and
•Access Persons that serve as directors or officers of publicly traded companies must be aware of such companies’ own trading policies and restrictions, including any “black-out” periods.
All Access Persons are required to comply with applicable federal and state securities laws. Failure to adhere to federal and state securities laws could expose Adviser and its Access Persons to sanctions imposed by the SEC or law enforcement officials. These sanctions may include, among others, suspension, or termination of employment by Adviser, or criminal or civil penalties.
It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code, including due to its inclusion on the Restricted List, as defined below, or otherwise prohibited by any applicable law. Personal securities transactions may be effected only in accordance with the provisions of this Code. Rule 17(j) under the 1940 Act requires that every investment company adopt procedures designed to prevent improper personal trading by investment company personnel. Rule 17(j) was created to prevent conflicts of interest between investment company personnel and shareholders, to promote shareholder value, and to prevent investment company personnel from profiting from their access to proprietary information.
Each Access Person is responsible for household member compliance. It is the duty of all Access Persons to act in a manner that avoids any conflict of interest or the appearance of a conflict of interest with clients. In addition, it is the responsibility of each Access Person to comply with all applicable Federal Securities Laws and the guidelines set forth below.
1. 90-Day Hold. To deter market timing, Access Persons are required to hold any sub-advised Funds they purchase for a period of 90 days. This restriction applies to accounts for which Access Persons have a direct or indirect beneficial interest, including household members.
2. 7-Day Blackout Rule. Access Persons are prohibited from executing a transaction on behalf of themselves or another Access Person within seven days of the ETF or any client having a pending buy or sell order in the same or an equivalent security and until such time as that order is executed or withdrawn. Individual securities within a client or ETF portfolio may not be available seven days prior to execution. In this case, the Access Person is free to submit the trade for preclearance or execute the trade if it is exempt from preclearance per the terms below. Nevertheless, a personal trade by any Access Person shall not prevent a portfolio from trading in the same or an equivalent security on behalf of the ETF or clients. However, such a transaction shall be subject to independent review by the CCO.
3.Exemptions Related to 90-Day Hold and 7-Day Blackout Rule. Any security that is not held by the sub-advised ETF is not subject to the 90 Day Hold Period or the 7-Day Blackout Period. With respect to other 90-day holding period requirement waivers, only certain limited exceptions will be approved including, but not limited to, hardships and extended disability. Exceptions must be approved by the CCO prior to execution.
4.Preclearance of Securities Transactions. Access Persons must preclear all personal securities transactions with the exception of those identified in the list below. All approved orders must be executed by the close of business on the day in which preclearance is granted; provided however that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. If any order is not timely executed, a request for pre-clearance must be resubmitted. Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the CCO for unusual circumstances.
The following are exempt from preclearance:

•Non-proprietary, open-ended mutual funds and ETFs (e.g., mutual funds and ETFs not managed, advised, or sub-advised by Bastion).
•Broad based index and commodity options and futures.
•Fixed income securities.
•Any transactions in individual equity securities, with a market cap of $1billion or more, are exempt from pre-trade clearance up to 500 shares, unless such security is on the Adviser’s Restricted List.

•Discretionary accounts that are managed externally by an independent third party (e.g., an external investment adviser with discretionary authority or in a blind trust) where the Access Person has no influence over the trading decision.
•Exceptions by prior written approval of the CCO.
•Automatic investment/withdrawal programs and automatic rebalancing as part of a model portfolio managed by Bastion.
5.IPOs are Prohibited. No Access Person or household member thereof may acquire any security in an Initial Public Offering (“IPO”). For purposes of this policy, an IPO does not include offerings of government or municipal securities.
6.Preclearance Required for Limited Offerings and Private Placements. Securities issued in limited offerings and private placements1 (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by an Access Person or household member thereof with the advance written approval of the CCO. A request for approval of a private placement or limited offering should generally be submitted at least one week in advance of the proposed date of investment. An Access Person need not pre-clear any private placement investments in which such Access Person’s only “beneficial ownership” is through the general partner of a Fund sponsored by Bastion or its affiliates. Certain limited partnership investments may not be securities, such as a partnership created to invest in a building. Access Persons are urged to consult the CCO with any questions about limited offerings. Preclearance does not preclude subsequent reporting of transactions.
7.Preclearance Required for Option Writing. Access Persons must preclear with the CCO any option writing.
8.Short Selling Restrictions. Access Persons and household members are prohibited from selling short any security which is owned in a client portfolio, including the Fund.
9.Investment Clubs are Prohibited. Access Persons and household members are prohibited from participating in investment clubs.
10.Prohibition on Trading Securities on the Restricted Security List. Bastion has established a Restricted Security List that includes certain public company issuers where Bastion has, or may receive, material non-public information about such companies because of a special relationship between Bastion or an affiliate or an Access Person and such companies or otherwise. No Access Persons or household member thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of

1 A Private Placement, also known as an unregistered offering, is the purchase of any security or offering exempt from the Securities Act of 1933.

the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.

In addition, in the event any Access Person is exposed to material non-public information regarding a public company, such information shall be communicated immediately to the CCO, and such public company will be added to the Restricted Security List.
If any Access Person or household member thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such Access Person or household member must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Access Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Access Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except household members to facilitate their compliance with this policy) without the authorization of the CCO.
The CCO is responsible to administer Restricted Security List controls to prevent the misappropriation of material non-public information, and to ensure that Access Persons receive appropriate training relative to this policy. The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Access Persons and their respective household members that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.
11.Trustee Arrangements. Access Persons must receive pre-approval from the CCO before accepting a trustee position for any person or entity.
12.Restrictions on Disclosures. You may not disclose any non-public information (whether or not it is material) relating to Bastion or securities transactions on behalf of clients to any person outside Bastion (unless such disclosure has been authorized by Bastion). You may not communicate material, non-public information to anyone, including persons within Bastion, except as permitted by this Code and related policies outlined in the Compliance Manual. All material non-public information must be secured. For example, access to files containing material, non-public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive or confidential nature. Disclosure restrictions are not intended to preclude an Access Person’s rights under the Whistleblower Policy, outlined below.
The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his discretion.
Each Access Person is solely responsible for any violation of this Code by a household member thereof.

REPORTING REQUIREMENTS
Access Persons must submit the reports described below, even if they have no holdings, transactions or accounts to list in the reports.
a.Initial Holdings Reports: No later than 10 calendar days after you become an
Access Person, you must complete an Initial Holdings Report.

The Initial Holdings Report requires you to list all brokerage accounts and securities owned or controlled by you, or members of your Family/Household. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date of hire. It also requires you to list all brokers, dealers, and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee.

Each Access Person must notify the CCO within 10 calendar days of opening or closing an account. The Initial Holdings Report also requires you to confirm that you have read and understood this Code, and that you understand that it applies to you and members of your Family/Household.

b.Annual Holdings Reports: By January 31st of each year, you must complete an Annual Holdings Report to the CCO. The Annual Holdings Report requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31st of the prior year. It also requires you to list all brokers, dealers, and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31st of the prior year. The Annual Holdings Report also requires you to confirm that you have read and understood this Code, have complied with its requirements and that you understand that it applies to you and members of your Family/Household.
c.Quarterly Transaction Reports: As instructed by the CCO, and in no event later than 30 calendar days after the end of each calendar quarter, you must complete a Quarterly Transaction Report and submit it to the CCO. The following information is contained in this report.
With respect to any transaction during the quarter in a Covered Security in which you have direct or indirect Beneficial Ownership:

•The date of the transaction, the tile, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the Covered Security at which the transaction was affected.
•The name of the broker, dealer, or bank with or through which the transaction was affected; and
•The date that the report is submitted by the Access Person.
oWith respect to any account established by you in which any securities were held during the quarter for your direct or indirect benefit:
•The name of the broker, dealer or bank with whom you established an account;
•The date of the account was established; and
•The date that you submitted the report.

EXCEPTIONS FROM REPORTING REQUIREMENTS
Initial, annual, and quarterly reporting is not required for any account over which an Access Person or a household member has no direct or indirect influence or control. However, each Access Person must report the existence of such an account to the CCO. The CCO has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control, including to direct the adviser or broker to the account to provide an affirmative certification that the Access Person or household member has no direct or indirect influence or control. Each Access Person must certify annually that he or she, or a household member when applicable, does not have direct or indirect influence or control over the account.
Furthermore, accounts restricted solely to the purchase and sale of open-end mutual funds (to include Funds), 529 College Savings Plans, and 403b/401k plans are not subject to this policy and do not require disclosure or quarterly reporting. However, if the accounts described above can trade reportable securities, those accounts are subject to the policy even if it holds only mutual funds.
If the Access Person’s level of discretion changes relative to a non-discretionary account, the CCO must be notified immediately. All related documentation pertaining to a personal account exemption will be maintained by the CCO pursuant to Bastion’s Books and Records policy.
Responsibility to Report
All reports must be filed with the CCO or her named designee. The responsibility for taking the initiative to report is imposed on each Access Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Access Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated Bastion’s Code of Ethics and may be subject to disciplinary action.
Review and Confidentiality
All Holdings Reports, Transactions Reports, and Preclearance requests will be reviewed by the CCO or a designee. Another Access Person will review the CCO’s reports to avoid self-review.
Access Persons must report personal securities accounts and holdings to the CCO as outlined herein. It is the intent of the CCO to regard and preserve information pertaining to Access Person personal trading activities as confidential in nature. However, in certain circumstances, Bastion may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein Bastion deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

PROFESSIONAL DUTIES TO OUR CLIENTS
The following duties of professional practice provide the foundation for the Standards of Conduct stated in this document:
Fiduciary Duty: We must put the client’s interest first, consistent with our duty of utmost good faith in our dealings with clients.
Duty to Disclose: We have a duty to provide impartial advice. We must avoid conflicts of interest where possible and disclose them when we can’t avoid them.
Duty to Diagnose: We have a duty to base our advice on professional analysis of information gathered from clients as necessary to formulate recommendations that are suitable to their personal circumstances, including their financial means, financial sophistication, financial and personal objectives, and risk capacity.
Duty to Consult: We have a duty to ensure that our professional advice will be consistent with our areas of competency and licensure. We must consult or direct our clients to other experts on matters beyond our competency and licensure.
Duty to Remain Current: We have a duty to remain abreast of current practice and information in fields where we provide advice.

STANDARDS OF CONDUCT
The following Standards of Conduct implement our professional duties.

Integrity: We provide advice with personal integrity – that is, with knowledge of the position of trust and confidence we may have with clients and using honesty and candor which must not be subordinated to personal benefit. We will not make false or misleading statements to anyone in connection with our business or use false or misleading advertising.
Competence: We provide services competently and maintain the necessary knowledge and skill to continue to do so in the areas in which we practice. We practice only in these areas of competency, and either consult with other experts or refer our clients to them in areas outside our competency.
Fairness and Objectivity: We provide advice with intellectual honesty and impartiality. We act in the interest of the client. We perform professional services in a fair and reasonable manner when dealing with clients, fellow employees and employers, and disclose any conflicts of interest that cannot be avoided. We provide clients with complete information related to our professional training, business affiliations, credentials, qualifications, education, experience, licensure, areas of competency and specialization, and scope of authority. We provide services only on a fee-only basis, accepting no third-party compensation that could bias or be perceived to bias our advice. We do not accept personal business gifts over $100, and meals and entertainment may be accepted when appropriate for substantive business conversation on matters planned in advance.
Confidentiality: We do not disclose or use for our own benefit any confidential client information, or any personally identifiable information relating to the client relationship or the affairs of the client, without their specific consent, unless in response to proper legal process, to defend against charges of wrongdoing by the client, or in connection with a civil dispute with the client.
Professionalism: Our conduct in all matters will reflect credit upon the financial planning profession. We behave with dignity and courtesy to clients, fellow professionals and those in related professions. We never lend the Adviser name to any outside enterprise. If we become aware of information which raises substantial questions as to the honesty, trustworthiness or fitness of a professional colleague in this practice, or especially of fraudulent or illegal actions, we will promptly provide this information to Chief Compliance Officer (CCO). If there is no substantial doubt of unprofessional, illegal or fraudulent conduct, we will further engage the appropriate professional disciplinary body or regulator.

Outside Compensation: It is a violation of your duty of loyalty to Bastion for you, without the prior written consent of the CCO to accept, directly or indirectly, from any person, firm, corporation, or association, other than Bastion, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of Bastion or clients.
No Spreading of False Information: Bastion unequivocally prohibits and forbids all Access Persons from communicating or transmitting “false rumors” or other information regarding any Fund, portfolio investment, or any registered security which such Access Person does not know or reasonably believe to be true to any person outside of Bastion for any reason. If the CCO, upon due investigation, finds that any Access Person has engaged in the spread of false rumors or information as described above, the CCO may recommend sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities.
Personal Conduct: Associates are expected to conduct themselves with the utmost integrity and avoid any actual or perceived conflict with our clients. In this spirit, the following are required:

Insider Trading and Insider Information: Associates must review and acknowledge their understanding and adherence to the firm’s Insider Trading Policy. IARs in possession of material, non-public information, also called “insider information,” are prohibited from trading that security, tipping the information to others who then trade that security, or recommending the purchase or sale of that security to anyone.

Insider trading has never been specifically defined by the 1934 Act. The definition has evolved through case law and administrative proceedings to include:

Buying or selling securities based on material non-public information. This would include purchasing or selling: (i) for employee's own account or for one in which the employee has a financial interest, or (ii) for the Adviser's inventory account. If any employee is uncertain as to whether information is "material" or "non-public," the CCO should be consulted immediately.

Disclosing insider information to inappropriate personnel whether for consideration or not (i.e., tipping). Insider information must be disseminated on a "need to know basis" to appropriate personnel. A principal of the Adviser should be consulted should a question arise as to who in the Adviser is entitled to the insider information.

Assisting someone who is transacting business on insider information from a third party.

All Access Persons will be subject to the insider trading policies contained within this section. For purposes of this section, an "employee" is defined as any person who is associated with and/or performs any duties on behalf of the firm.

All Access Persons must make a diligent effort to ensure that a violation of the Insider Trading Act does not intentionally or inadvertently occur. In this regard, all Adviser’s Access Persons are responsible for:

●Reading, understanding, and consenting to comply with the Insider Trading information contained in this section.
●Ensuring that no trading occurs for the employee's account, or for any account which the employee has a beneficial interest, in securities for which they have insider information.
●Not disclosing any insider information obtained from any source to any inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.
●Consulting the CCO when a question(s) may arise regarding insider trading or when the employee suspects a potential violation of insider trading.
●Advising the CCO of all outside activities, directorships or material ownership in a public company (over 5%). No employee may engage in any outside activities as employee, proprietor, partner, consultant, trustee, officer, or director without prior written consent by the CCO. This does not include outside activities with non-profit organizations.

WHISTLEBLOWER POLICY
Employees, current or future, may submit complaints on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. While the IAR does not encourage frivolous complaints, the IAR does expect its officers, employees, and agents to report any potential violations of applicable law, including the policies described in this Compliance Manual, as well as the IAR's Code of Ethics. Persons reporting complaints may request to discuss the complaint with the CCO.

●Reporting Persons Protected – Complaints reported in good faith will not be subject to any retaliation.
●Scope of Complaints – Internal supervised persons and external vendors, consultants, etc. are all encouraged to report suspected wrongdoings.
●Confidentiality of Complaint – All complaints from internal supervised persons reported in good faith will be kept confidential and privileged to the fullest extent permitted by law.
●Investigation of Complaints – The CCO or delegate will confirm the complaint pertains to a violation by investigating the complaint promptly and documenting the results.
●Retention of Complaints – The CCO will keep records of complaints and the results of their investigation.
●Reporting and Annual Review – The CCO will include all complaints and any remedial actions taken in the Annual CCO Report.

Reporting Potential Misconduct
To ensure consistent implementation of such practices, it is imperative that supervised persons can report any concerns or suspicions of improper activity at the Adviser (whether by a supervised person or other party) confidentially and without retaliation. The Adviser’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct. Investment advisor representatives may report potential misconduct by submitting a 'Report a Violation' form anonymously to the Chief Compliance Officer unless chosen to be submitted with reporting person’s name included. IARs may report suspected improper activity by the CCO to the Adviser’s other senior management.

Responsibility of the Whistleblower
A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity
The Adviser will take seriously any report regarding a potential violation of policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. IARs are to be assured that the Adviser will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation. To protect the confidentiality of the individual submitting such a report and to enable the Adviser to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy
It is the Adviser’s policy that no IAR who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes he/she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to other senior management in the event the concern pertains to the CCO.

REPORTING VIOLATIONS AND SANCTIONS
All supervised persons shall promptly report to CCO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. The CCO shall promptly report to senior management all apparent material violations of the policy. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the policy has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

DISCIPLINARY ACTIONS
Violations of the Insider Trading Act can result in severe penalties to the firm, the principals, and the individuals violating the rules. Violations (whether inadvertent or intentional) will not be tolerated by Islamorada Investment Management and will result in severe disciplinary action including the immediate termination of the employee. Penalties for trading on or communicating inside information can be severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:

●Civil injunctions;
●Treble damages;
●Disgorgement of profits;
●Jail sentences and fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited; and
●Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

CONFLICTS OF INTEREST
Gifts & Entertainment Policy
No Access Person of Adviser shall receive (or give) any gift (including gifts of nominal value as noted below), entertainment, or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association, or other entity (“Outside Entity”) that does business with or on behalf of an Advisory Client or Adviser. As described more fully below, gifts are generally subject to a
$100 limit. Notwithstanding the guidance set forth below, please note that giving or receiving gifts or entertainment to or from federal, state or local government officials, and state or local pension or retirement plan officials, may be subject to more stringent requirements. Please consult with the CCO for further guidance.
The term “gift” includes the giving or receipt of gratuities, merchandise, service, and the enjoyment or use of property or facilities for personal use. The term “gift” does not include “business entertainment” as defined more fully below, but does include meals, tickets to events and other entertainment that does not qualify as “business entertainment.”
●Gifts must be reasonable in terms of frequency and value. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstances, i.e., holiday season.
●Do not accept gifts, favors, or other things of value which could influence your decision-making or make you feel beholden to a person or an Outside Entity.
●Do not offer gifts, favors, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to the Adviser.
●Gifts should not be sent to a supervised person’s home. If they are, the supervised person must request that the gift giver discontinue this practice in the future.
●You may RECEIVE gifts from an Outside Entity so long as their aggregate annual value does not exceed the equivalent of $100. You may GIVE gifts to an Outside Entity so long as the aggregate annual value does not exceed the equivalent of
$100.
●To determine an item’s value, you should use the higher of cost, face, or market value (i.e., what it would cost to purchase on the open market).
●If a department (as opposed to an individual) receives a gift that is valued in excess of the $100 limit, it can be shared among employees, provided no single employee’s pro rata share of the gift exceeds the $100 limit.
●Under no circumstances should cash gifts be given to or accepted from an Outside Entity. A gift card or gift certificate not in excess of the $100 limit (i.e., American Express Gift Cards, Starbuck Gift Cards, etc.) can be accepted from an Outside Entity if the gift certificate is not convertible into cash, except for amounts under $10 not spent when the gift certificate or card is used.
●Any gift received that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with your immediate supervisor and Compliance. Alternatively, with the approval of your CCO, the gift can be awarded to the winner of a random drawing of an identified group of employees of an appropriate size.
●This policy applies to gifts given to or received by family and friends on behalf of employees, vendors or clients.
●Gifts of nominal value that either have our logo or the giving firm’s logo are excluded from this policy as long as the value of the gift does not exceed $50.00 (i.e., such items will not count toward the annual $100 limit from an Outside Entity and need not be reported). Nonetheless, as noted previously in this Code, the giving or receipt of gifts of nominal value should not be so frequent as to raise any question of impropriety.
●Gifts offered or received in connection with a bona fide personal relationship are excluded from this policy (e.g., personal gift given in recognition of a life event, such as a baby or wedding gift).

Exceptions: If a supervised person believes that it would be appropriate to give a gift with a value exceeding the $100 limit, he or she must submit a written request to, and obtain written approval from, his or her CCO before (whenever feasible) the gift is given. The request should specify (i) the name of the giver; (ii) the name of the intended recipient and his or her employer, if applicable; (iii) a description of the gift; (iv) the gift’s monetary value; (v) the nature of the business relationship; and (vi) the reason the gift is being given.
Reporting Gifts: All supervised persons are required to report gifts given and received to the CCO. The CCO will go into their compliance task management system and complete a gift report for each gift given or received.
Business Entertainment
Business entertainment is considered part of a business relationship and occurs when an Adviser’s employee is in the presence of an Outside Business contact (either when the business contact is being entertained by an Adviser’s employee or vice versa). If the employee and the Outside Business contact do not plan to be present, the item will be considered a gift and be subject to the gift restrictions and reporting requirements noted above.
●Entertainment must be reasonable in terms of frequency and value.
●Do not accept entertainment of value which could influence your decision-making or make you feel beholden to a person or an Outside Entity.
●Do not offer entertainment of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to the Adviser.

●Entertainment involving personnel associated with Outside Entities may only be used to foster and promote business relationships with Outside Entities.
●You may attend business meals, business related conferences, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both you and the giver are present.
●You may not accept or offer air transportation, nor may you accept hotel or other accommodations without obtaining prior written approval from your CCO or his designee. You must also obtain prior written approval from your supervisor (the person you report) for all air travel, conferences, and business events requiring overnight accommodations.
●This policy applies to entertainment given to or received by family and friends on behalf of employees, vendors, or clients.
●Entertainment offered or received in connection with a bona fide personal relationship is excluded from this policy (e.g., dinner at the home of a long-time personal friend).

Reporting of Business Entertainment: Business entertainment given or received from an Outside Entity that exceeds $100 in the aggregate per quarter should be reported to the CCO. As a reminder, the giver of any entertainment must be present in order to be considered business entertainment. If the giver is not present, the entertainment will be considered a gift and must comply with the requirements applicable to gifts as noted
above.

Political Contributions - Pay to Play
In 2009 an investigation of the New York State Common Retirement Fund, the third largest public pension fund in the United States, revealed extensive kickbacks by investment advisers seeking business from the fund. As a result, a two-year ban was imposed upon firms providing investment advisory services for compensation where there had been impermissible political contributions by the firm, firm-controlled political action committees, and certain employees of the adviser to elected “officials” that have the ability to influence the selection of an adviser.
Employees are limited to contributions of no more than $350.00 to anyone official, per election, for whom they are entitled to vote for at the time of the contributions. For officials for whom the employee is not entitled to vote for at time of contribution, the total amount of contributions may not exceed $150.00 per election.
Before a contribution is made, a request to the CCO must be made. Based on regulatory rulings, the request is reviewed and either approved or denied. If approved, the contribution will be recorded and tracked once made.

Individual Employees of Adviser are responsible for requesting pre-approval of any political contribution from the CCO. If a contribution was made without prior approval, then they must report immediately to Compliance.
The CCO is responsible for approving/denying political contribution requests and tracking contributions made, reviewing new hire political contribution history for preceding 12 months, and maintaining a list of current Government Clients.
Employee Acknowledgement - New associates will acknowledge they have read, understand, and agree to comply with our Code of Ethics within the 10 days of hiring with the firm. All associates will annually reaffirm their understanding of the firm’s Code of Ethics.

GLOSSARY
Access Person - An Access Person is (i) any full-time employee, (ii) each member of the Family/Household of such person that is directly employed by Adviser, and (iii) each person to whom such person contributes support. All of Adviser’s directors, officers, and shareholders are presumed to be Access Persons. Contract, temporary, or part-time personnel may be considered an Access Person by the CCO depending on job function.
Advisory Client - Any person to whom or entity to which Adviser serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.
Associated Person - All Access Persons, contract, temporary, or part-time personnel, shareholders and other beneficial owners of Adviser are collectively referred to as ‘Associated Persons’.
Beneficial Ownership - Any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.
Covered Securities - Anything that is considered a “security” under the Investment Adviser Act of 1940, except:
a.Direct obligations of the U.S. Government.
b.Banker's acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligations, including repurchase agreements.
c.Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) and not advised or sub-advised by Adviser.
Note: This is a broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:
a.Exchange Traded Funds and Notes
b.Options on securities, on indices, and on currencies
c.Limited Partnerships
d.Foreign Unit Trusts and Foreign Mutual Funds
e.Private Investment Funds and Hedge Funds

Family/Household - Members of your Family/Household include:
a.Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).
b.Your children under the age of 18.
c.Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).
d.Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents- in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law, including adoptive relationships.
Insiders - The concept of "insider" generally includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result, has access to information solely for Adviser's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary Insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.
Insider Trading - While the law concerning “Insider Trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, Non- Public Information; (2) trading by non-Insiders while in possession of material, Non- Public Information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and
(3) communicating material, Non-Public Information to others.
Non-Public Information - Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, the information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.